Exhibit 10.31

AMENDMENT TO

LAWSON SOFTWARE, INC.

2001 STOCK INCENTIVE PLAN

(Adopted July 10, 2008, to allow for the grant of restricted stock units)

Pursuant to Section 13(a) of the Lawson Software, Inc. 2001 Stock Incentive Plan, the Board of Directors of Lawson Software, Inc. has approved the following amendment to the 2001 Stock Incentive Plan (the “2001 Plan”), effective July 10, 2008, under which Section 5 of the 2001 Plan is deleted in its entirety and replaced with the following new Section 5, which allows for restricted stock grants or awards of restricted stock units (“RSUs”) within the same overall limitations on the number of Shares under Section 2 of the 2001 Plan.  Capitalized terms that are not defined in this Amendment shall have the same respective meanings as described in the 2001 Plan.

Amendment

Section 5 of the 2001 Plan is deleted in its entirety and replaced with the following new Section 5:

Section 5.  Grants of Restricted Stock or Restricted Stock Units.

(a)           Grants of Shares of restricted stock or restricted stock units (“RSUs”), convertible into Shares of Common Stock, may be made under this Plan for such number of Shares as the Committee shall determine.  Shares of restricted stock or RSUs shall be subject to such restrictions as the Committee may impose (including, without limitation, a waiver by the recipient of the restricted stock of the right to vote or to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.  Each restricted stock award or RSU award shall be set forth in an agreement setting forth the terms of such award.

(b)           Except as otherwise determined by the Committee, upon termination of employment or other service (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of restricted stock at such time subject to restriction, and all RSUs at such time not converted into Common Stock, shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of restricted stock or an RSU.

(c)           At the time of a restricted stock award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee.  The certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of this Plan, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock.  The grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the restricted stock agreement with respect to such Shares.  Unless the Committee determines otherwise and the determination is set forth in the restricted stock award agreement, the grantee shall have all rights of a stockholder with respect to the Shares, including the right to receive dividends and the right to vote such Shares, subject to the provisions of this Plan, including those with respect to forfeiture of the Shares and restrictions on the transfer or pledge of the Shares.  Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to restricted stock awards shall be subject to the same restrictions, terms and conditions as such restricted Shares.  No underlying Shares of an RSU shall be issued or delivered unless and until the RSU is no longer subject to the applicable restrictions described in the RSU award.

(d)           At the end of the restricted period and provided that any other restrictive conditions of the restricted stock award or RSU award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the agreement relating to the restricted stock award, the RSU award or in this Plan shall lapse as to the restricted Shares subject thereto.  Upon payment by the grantee to the Company of any withholding tax required to be paid, a stock certificate for the appropriate number of Shares, free of the restrictions and the restricted stock legend, shall be delivered to the grantee or his or her beneficiary or estate, as the case may be.

(e)           Restricted stock grants and RSU grants shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(f)            Within 30 days after a recipient is granted a restricted stock award, the Company, if the recipient so elects, will prepare and file, and the recipient will sign, an effective election with the Internal Revenue Service under Section 83(b) of the Code relative to the Shares granted.